EXHIBIT 23.1
                                     PART V


Item 15. CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-41981) pertaining to the Travis Boats & Motors, Inc. 1995 Incentive Plan, the Registration Statement (Form S-3 No. 333-89557) pertaining to the registration of 86,005 shares of its common stock, the Registration Statement (Form S-3 No. 333-46217) pertaining to the registration of 219,875 shares of its common stock, and the Registration Statement (Form S-3 No. 333-80343) pertaining to the registration of 91,905 shares of its common stock, of our report dated November 27, 2001, except Notes 1, 2 and 10, as to which the date is December 14, 2001, with respect to the consolidated financial statements of Travis Boats and Motors, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 2001.


                                      /s/ ERNST & YOUNG LLP



Austin, Texas
December 27, 2001